Renova Industries Ltd.

2ND TERRACE WEST, CENTREVILLE

P.O. BOX N-7755
NASSAU, BAHAMAS

TEL. (242) 326 2150
FAX. (242) 326 2151

May 22, 2007

Board of Directors
Moscow CableCom Corp.
590 Madison Ave 38th Floor
New York, NY 10022

Re: Moscow CableCom Corp.

Dear Board of Directors of Moscow CableCom Corp.:

This is a guarantee of Renova Industries Ltd., of the commitment of Renova Media Enterprises Ltd., on behalf of itself and its affiliates (collectively, **"Renova Media"**) set forth in that certain letter dated May 22, 2007, to you (the **"Commitment Letter"**).

If Renova Media does not provide sufficient funding to Moscow CableCom Corp. (**"MOCC"**) and/or its subsidiaries to ensure that its operations will continue uninterrupted for a period of one year from the Company's filing with the SEC of its Form 10-Q for the period ending March 31, 2006 as required by the Commitment Letter, then MOCC may request in writing that Renova Industries Ltd. provide such funding. Within ten (10) days after receipt of such written request, Renova Industries Ltd. shall provide such funding to MOCC.

The guarantee provided in this letter shall expire one year from the date MOCC filed with the SEC its Form 10-Q for the period ending March 31, 2007.

Renova Industries Ltd.

By:
Name: Shakira Burrows
Title: Director

Moscow CableCom Corp.

By:
Name: TATE FITE
Title: CFO